Exhibit 10.32
ASSET PURCHASE AGREEMENT
BY AND AMONG
EDGEWOOD MANOR OF LUCASVILLE, INC.
EDGEWOOD MANOR OF LUCASVILLE II, INC.
EDGEWOOD MANOR OF WELLSTON, INC.
EDGEWOOD MANOR OF WESTERVILLE, INC.; and
EDGEWOOD MANOR OF GREENFIELD, INC.
(AS “SELLER”)
AND
RE LUCASVILLE I, INC.
RE LUCASVILLE II, INC.
RE WELLSTON, INC.
RE WESTERVILLE, INC.
AND
RE GREENFIELD, INC.
(AS “BUYER”)
Dated as of December 30, 2004

TABLE OF CONTENTS

1. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES	1
1.1 Assets	1
1.2 Excluded Liabilities	2

2. FINANCIAL ARRANGEMENTS	2
2.1 Deposit/Purchase Price	2
2.2 Allocation of Purchase Price	3
2.3 Purchase Price Adjustments	4

3. CLOSING	4
3.1 Closing	4
3.2 Prorations	5
3.3 Actions of Seller at Closing	5
3.4 Actions of Buyer at Closing	7

4. REPRESENTATIONS AND WARRANTIES OF SELLER	8
4.1 Capacity	8
4.2 Powers; Consents; Absence of Conflicts With Other Agreements	8
4.3 No Affiliates and FIRPTA	8
4.4 Binding Agreement	9
4.5 Licenses and Permits	9
4.6 Legal and Regulatory Compliance	9
4.7 The Contracts	9
4.8 Equipment	9
4.9 Real Property	10
4.10 Brokers and Finders	12
4.11 Insurance	12
4.12 No Employee Benefit Plans	12
4.13 No Employees and Employee Relations	12
4.14 Litigation or Proceeding	12
4.15 Taxes	13
4.16 Subsequent Events	13
4.17 Certain Affiliate Transactions	13
4.18 Environmental Matters	13
4.19 Reports, Statements and Copies	15

5. REPRESENTATIONS AND WARRANTIES OF BUYER	15
5.1 Corporate Capacity	15
5.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc	16
5.3 Binding Effect	16
5.4 Brokers and Finders	16
5.5 Operation of the Assets	16
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5.6 Real Property Transferred “AS IS”	17
5.7 Lease Compliance	17

6. COVENANTS OF SELLER	17
6.1 Access and Information	17
6.2 Operations	18
6.3 Negative Covenants	18
6.4 Governmental Approvals	18
6.5 Exclusive Agreement	19
6.6 Closing Conditions	19
6.7 Title and Survey Matters	19
6.8 Title Commitment	19
6.9 Cooperation	20

7. COVENANTS OF BUYER	20
7.1 Governmental Approval	20
7.2 Survey	20
7.3 Closing Conditions	20
7.4 Cooperation	20
7.5 Real Property	21

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	21
8.1 Representations/Warranties	21
8.2 Opinion of Seller’s Counsel	21
8.3 Pre-Closing Confirmations	22
8.4 Action/Proceeding	22
8.5 No Adverse Change	22
8.6 Vesting/Recordation	22
8.7 Title to Real Estate	22
8.8 No Agreements and Commitments	22
8.9 Closing Documents	23
8.10 Casualty	23
8.11 Consents to Assignments	23
8.12 Appraisal	23
8.13 Environmental Survey and Physical Plant Inspections	24
8.14 Due Diligence	24
8.15 Allocation of Purchase Price	24
8.16 Financing	24
8.17 Condemnation	24
8.18 Approvals and Consents	25

9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER	25
9.1 Representations/Warranties	25
9.2 Opinion of Buyer’s Counsel	25
9.3 Action/Proceeding	26
9.4 Pre-Closing Confirmations	26
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9.5 Extraordinary Liabilities/Obligation	26
9.6 Approvals and Consents	26

10. ADDITIONAL AGREEMENTS	26
10.1 Termination Prior to Closing	26
10.2 Post-Closing Access to Information	27
10.3 Press Releases	27

11. INDEMNIFICATION	27
11.1 Indemnification by Seller	27
11.2 Limitations/Seller	28
11.3 Indemnification by Buyer	29
11.4 Limitations/Buyer	29
11.5 Indemnification Procedure	29
11.6 Survival of Representations	30
11.7 Indemnity Notice; Fault	30
11.8 Exclusive Remedy	31

12. GENERAL	31
12.1 Interpretation	31
12.2 Schedules	32
12.3 Consented Assignment	32
12.4 Consents, Approvals and Discretion	33
12.5 Expenses; Legal Fees and Costs	33
12.6 Choice of Law; Arbitration	33
12.7 Benefit Assignment	34
12.8 Accounting Date	34
12.9 No Third-Party Beneficiaries	34
12.10 Waiver of Breach	34
12.11 Notices	34
12.12 Severability	35
12.13 Gender and Number	35
12.14 Divisions and Headings	35
12.15 Time of Essence	36
12.16 Confidentiality	36
12.17 Entire Agreement/Amendment	36
12.18 Drafting	36
12.19 Incorporated Reference	37
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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of December 30, 2004, by and among EDGEWOOD MANOR OF LUCASVILLE, INC., EDGEWOOD MANOR OF LUCASVILLE II, INC., EDGEWOOD MANOR OF WELLSTON, INC., EDGEWOOD MANOR OF WESTERVILLE, INC., and EDGEWOOD MANOR OF GREENFIELD, INC., each of which is an Ohio corporation, (collectively, as “Seller”) and RE LUCASVILLE I, INC., RE LUCASVILLE II, INC., RE WELLSTON, INC., RE WESTERVILLE, INC., and RE GREENFIELD, INC., (collectively as “Buyer”).
WITNESSETH:
     WHEREAS, Seller owns buildings that are nursing homes (the “Nursing Home”) and the related real estate as described on Exhibit A, (the “Premises”);
     WHEREAS, Seller currently leases the Premises to Tandem Health Care of Ohio, Inc., an Ohio corporation (“Tandem Ohio”), pursuant to that certain Assignment of Leases, dated March 1, 2000 (the “Assignment of Leases”), by and among Tandem Ohio, Sellers and the following “Renacci” parties: James Renacci (“Renacci”), LTC Management of Lucasville, Inc., LTC Management of Lucasville II, Inc., LTC Management of Westerville, Inc., LTC Management of Greenfield, Inc. and LTC Management of Wellston, Inc.;
     WHEREAS, the respective boards of directors, and shareholders of Seller have determined that it is in the best interest of Seller to sell the Assets (as defined in Section 1.1) to Buyer;
     WHEREAS, subject to the terms and conditions hereof, Buyer desires to acquire the Assets under the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of all of which are forever acknowledged and confessed, the parties hereto, intending to be legally bound hereby, agree as follows:
1. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
1.1 Assets.
          Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer and deliver to Buyer and Buyer agrees to purchase as of Closing (as hereinafter defined) (collectively, the “Assets”): (i) fee simple absolute title to the real property described in Schedule 4.9 hereto, together with all improvements, buildings and fixtures located thereon or therein (collectively, the “Real Property”); (ii) all major, minor or other machinery, equipment, furniture, furnishings, appliances, signs and personal property located in, attached to or used in connection with Real Property owned by Seller including those listed on Schedule 4.9 hereto (the

“Personal Property”), if any; (iii) any books and records pertaining to the Warranties (as hereinafter defined), Licenses and Permits (as hereinafter defined), any Real Property or the operation of the Real Property (collectively, the “Books and Records”)); (iv) all written warranties and guaranties given to Seller made by or received from any person with respect to any building, building component, structure, fixture, machinery, equipment or material constituting part of the Real Property (collectively the “Warranties”); (v) (a) any preliminary, final or proposed building plans or specifications (including “as-built” plans and drawings) and plans and specifications for improvements, structures and fixtures, (b) existing surveys, architectural and structural drawings, and engineering, soils, seismic, environmental, geologic and architectural reports, studies and tests relating to the Real Property and (c) lock combinations, keys, operating manuals and technical data relating to the Real Property or any Personal Property ((a), (b) and (c) collectively, the “Reports and Plans”); and (vi) the Assignment of Leases, the Original Leases and all other agreements; (vii) all certificates of use or occupancy, zoning permits, building permits and other governmental permits, licenses, authorizations and approvals set forth on Schedule 4.5 (collectively, the “Licenses and Permits”) to the extent assignable, held by Seller relating to and/or necessary or useful for the lawful construction, the ownership, operation, management, use, occupancy, development and operations of the Nursing Home and the Assets (the “Assignable Licenses and Permits”). Seller shall convey good title to the Assets and all parts thereof to Buyer free and clear of all liens, pledges, rights of first refusal, options, restrictions, encumbrances, liabilities, claims, assessments, security interests and defects in title, except as permitted or provided herein to the contrary.
1.2 Excluded Liabilities.
          Buyer shall not assume or be obligated to pay nor shall the Assets be subject to or bound by any liability of Seller, whether fixed or contingent, recorded or unrecorded, except as otherwise permitted under this Agreement (all such liabilities, “Excluded Liabilities”).
2. FINANCIAL ARRANGEMENTS
2.1 Deposit/Purchase Price.
          2.1.1 Five thousand dollars ($5,000) has been paid to Seller by Buyer in cash in accordance with that certain Letter of Intent dated October 20, 2004 between Buyer and Seller as a good faith deposit in connection with the negotiation of this Agreement (the “Deposit”). Such Deposit shall be applied against the Purchase Price at Closing and shall not be refundable to Buyer; even in the event that this Agreement is terminated in accordance with Section 10.1.
          2.1.2 Subject to the terms and conditions hereof and subject to adjustment as set forth in Section 2.3, Buyer agrees to tender to Seller at Closing approximately ($15,161,627), (the “Purchase Price”), comprised of the following:
          (a) Estimated debt pay off (the “Bank Liabilities”) of $8,909,205, comprised as follows:

(i)	Pay off of $8.6 Million National City loan in the amount of $6,966,200

(ii)	Pay off of $4.0 Million National City loan in the amount of $3,384,800, reduced by $1,771,795 which constitutes the portion of such obligation being paid directly by Tandem Ohio to National City and excluded from the Purchase Price (the “Tandem Loan Portion”);

(iii)	Early termination of swap contract liability in the amount of $330,000
(b)	Estimated tax liability (the “Tax Liability”) of $2,902,422;

(c)	Option fee (the “Option Fee”) of $2,000,000; and

(d)	Subject to Section 2.3.3 herein, the lease termination premium (the “Lease Termination Premium”) of $1,250,000, based upon a Closing date of March 1, 2005.;
          2.1.3 The Purchase Price will be paid at Closing in cash or certified check for the Bank Liabilities, Tax Liability, the Option Fee, the Lease Termination Premium and the Rent Arrearages; provided, however that Tandem shall be given credit toward the payment of the Purchase Price in the amount of (1) $5,000 for the Deposit; and (2) lease deposits (the “Lease Deposits”) in the amount of $308,883.
          2.1.4 Buyer shall also tender to Seller at Closing the amount of accrued interest on the Bank Liabilities on and as of Closing (the “Accrued Interest”).
          2.1.5 Buyer shall also tender to Seller at Closing the Rent Arrearages and December Rent as set forth on Schedule 2.1.5.
2.2 Allocation of Purchase Price.
          Seller and Buyer shall agree prior to Closing to an allocation (the “Allocation”) of the Purchase Price among the various classes of Assets as provided by Section 1060 of the Internal Revenue Code of 1986, as amended and rules and regulations promulgated thereunder (collectively, the “Code”) and to be set forth in Schedule 2.2 hereto. In this regard, the parties agree that, if required, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code consistent with the Allocation. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with the Allocation.
2.3 Purchase Price Adjustments.
          2.3.1 The Bank Liabilities shall be adjusted to reflect the actual liability on and as of the Closing Date.
          2.3.2 The Tax Liability is based upon (and shall include) Seller’s accountant’s estimate of taxable gain on the $15,161,627 Purchase Price as of a December 31, 2004 Closing (i.e., the actual Purchase Price “grossed-up” to include all taxes on the transaction), and such amount shall be adjusted to reflect the “estimate” as of the actual Closing, subject to verification by Buyer’s accountants and, to the extent necessary, there will be a final computation of the precise amount of such liability within thirty (30) days after the Closing, based upon the “grossed-up” Purchase Price. The parties acknowledge and agree that it is their intent that the Purchase Price include all federal, state and local tax liabilities of any kind or nature incurred by Seller and/or its shareholders in connection with (and only in connection with) the consummation of the transactions contemplated hereby. The computation of the Tax Liability to be reimbursed by Buyer hereunder shall not include any net operating or capital loss carry forward, inter-company transfers or payments which Seller or its shareholders may possess with respect to any matter that is not directly related to the transaction contemplated herein. Any dispute regarding computation of the tax liabilities will be conclusively resolved by an independent certified public accountant reasonably acceptable to Seller and Buyer and the fees charged by the certified public accountant will be borne by the parties in the proportion that the computation by such party’s accountant shall be proven to be incorrect. For example, if Seller states that the tax reimbursement amount is $3,400,000 and Buyer states it is $3,000,000 but the certified public accountant states that the amount is $3,300,000, Seller shall pay 25% of the certified public accountant fees and Buyer shall pay 75%; if the certified public accountant determined that the amount is $3,500,000, the entire fee shall be borne by Buyer.
          2.3.3 Should the Closing occur prior to March 1, 2005, the Lease Termination Premium shall be increased as follows: by $50,000 to $1,300,000 if the Closing occurs on or after February 1, 2005 but before March 1, 2005, and by $100,000 to $1,350,000 if the Closing occurs on or after December 15, 2004 but before February 1, 2005, and the Purchase Price shall be increased accordingly.
3. CLOSING
3.1 Closing.
          Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9 hereof, the consummation of the transactions (the “Closing”) shall take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania, 15219, at 8:30 a.m.

on or before March 1, 2005, such date to be determined based upon the timing of financing for the transaction, or at such later or earlier date and/or such other location as the parties hereto may mutually agree in writing or as otherwise provided in this Agreement (the “Closing Date”); provided, however, that the Closing shall not occur on December 24-26, 2004 and provided that if Closing is to occur on January 1, 2005, the parties shall use their best efforts to have all documents executed and Closing deliverables exchanged before December 30, 2004. The Closing shall be effective as of 12:01 a.m. then prevailing Eastern time on the date following the Closing (the “Effective Time”).
3.2 Prorations.
     Except as set forth in Section 2.3, there shall be no other offsets, deductions, prorations or purchase price adjustments of any kind or nature. The parties acknowledge and agree that it is their intent that, after the payment by Seller of the final Bank Liabilities and the final Tax Liability, and after the payment to Seller of the Reimbursable Selling Expenses, Seller shall receive the Option Fee plus the Lease Termination Premium, in full, subject to no further or additional offsets, deductions, prorations or purchase price adjustments, provided that such total amount shall include the Deposit, and provided further that Seller shall be obligated to pay the Non-Reimbursable Selling Expenses (as defined in Section 11.5).
3.3 Actions of Seller at Closing.
          At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
          3.3.1 Deeds, duly executed, containing limited warranty of title substantially in the form attached hereto as Exhibit B, sufficient to vest in Buyer (or its nominee or assignee) full legal and equitable fee simple title to the Real Property, subject only to the liens and encumbrances permitted herein;
          3.3.2 General Bill of Sale and Assignment of Contracts, in substantially the form attached as Exhibit C (the “Bill of Sale”), duly executed by Seller, conveying to Buyer good and valid title to the tangible assets which are part of the Assets including the Warranties, Reports and Plans, Books and Records, Licenses and Permits and the Personal Property owned by Seller and any unpaid casualty claims or losses (if any) and unpaid condemnation awards or damages, if any, which title shall be free and clear of all liens, security interests, pledges, options, restrictions, encumbrances, and defects in title, except for current taxes not yet due and payable and except as provided or permitted herein;
          3.3.3 A FIRPTA Affidavit, substantially in the form attached hereto as Exhibit D;
          3.3.4 All documents required by this Agreement or the Title Company (as defined herein), which are reasonably necessary in order for the Title Company to issue the Title Policy to Buyer in accordance with this Agreement, including without limitation the Seller’s affidavit prepared by the Title Company, provided such affidavit or other documents are in form acceptable to Seller in Seller’s reasonable discretion;
          3.3.5 A payoff letter with wire instructions setting forth the amount required to be paid in order to satisfy in full as of Closing any and all mortgages, including the Bank Liabilities, that encumber the Real Property;
          3.3.6 All Books and Records;
          3.3.7 All Licenses and Permits;
          3.3.8 All Reports and Plans
          3.3.9 All keys to the Real Property and Personal Property in possession of Seller;
          3.3.10 A duly executed counterpart of any certificates, affidavits, disclosures and reports required by applicable state and local law in connection with the conveyance of the Assets to Buyer;
          3.3.11 Copy of resolutions duly adopted by the respective boards of directors, and shareholders of Seller authorizing and approving the performance by Seller of the transactions set forth herein and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Seller;
          3.3.12 Certificate of the President of Seller, in his or her official capacity, certifying that (a) each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Seller contained in this Agreement are true and correct;
          3.3.13 Certificates of incumbency for the respective officers of Seller executing this Agreement or making certifications for Closing dated as of Closing;
          3.3.14 Certificates of Good Standing of Seller from the Ohio Secretary of State, dated no earlier than ten (10) business days prior to Closing;
          3.3.15 The opinion of Seller’s counsel as described in and provided by Section 8.2 hereof;
          3.3.16 Closing Statement that has been agreed to by each party;
          3.3.17 The cancellation and termination of any existing lease of the Real Property; and

          3.3.18 Such other instruments and documents, including consents to assignments of the Assignable Licenses and Permits, as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
3.4 Actions of Buyer at Closing.
          At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
          3.4.1 The Purchase Price in same-day funds, less the Deposit;
          3.4.2 The payment of all accrued but unpaid rents and any and all other payments due Seller pursuant to the Original Leases (collectively, “Rent”). Rent will be prorated if the Closing takes place after January 1, 2005, but will not be prorated if the Closing takes place on or before January 1, 2005.
          3.4.3 The Accrued Interest in same-day funds;
          3.4.4 Copies of resolutions duly adopted by the respective boards of directors of Buyer authorizing and approving Buyer’s performance of the transactions set forth herein and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Buyer;
          3.4.5 Certificate of the Chairman of Buyer, in his official capacity, certifying that (a) each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Buyer contained in this Agreement are true and correct in all material respects;
          3.4.6 Certificates of incumbency for the respective officers of Buyer executing this Agreement or making certifications for Closing dated as of Closing;
          3.4.7 Certificates of Good Standing of Buyer from the Ohio Secretary of State, dated no earlier than ten (10) days prior to Closing;
          3.4.8 Closing Statement that has been agreed to by each party;
          3.4.9 Buyer’s opinion letter as referenced in Section 9.2 herein.
          3.4.10 Payoff receipt evidencing payment by Tandem Ohio of the Tandem Loan Portion.
          3.4.11 Such other instruments and documents as are ordinarily required to effect the transactions that are reasonably necessary and appropriate to consummate the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF SELLER
          As of the date hereof, Seller represents and warrants to Buyer that the following facts and circumstances are and, at the Closing Date, will be true and correct:
4.1 Capacity.
          Seller consists of several corporations duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and all transactions contemplated hereby. Seller has taken all requisite action to authorize the execution, delivery, and performance of Seller’s obligations hereunder. Seller has the requisite power and authority to conduct its business as now being conducted. Seller is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of governmental authorities having jurisdiction over the Assets to own its properties and conduct its business in the place and manner now conducted.
4.2 Powers; Consents; Absence of Conflicts With Other Agreements.
          The execution, delivery and performance of this Agreement by Seller and all other agreements referenced in or ancillary hereto to which Seller is a party or is to become a party at the Closing and the consummation of the transactions set forth herein by Seller:
          4.2.1 are within Seller’s powers, are not in contravention of law and have been duly authorized by all necessary action of Seller;
          4.2.2 do not and will not conflict with any provision of Seller’s organizational documents;
          4.2.3 do not require any approval or consent of, or filing with, any governmental agency or authority which is required by law or the regulations of any such agency or authority;
          4.2.4 will not create any lien, charge or encumbrance affecting any of the Assets;
          4.2.5 will not violate any statute, law, rule or regulation of any governmental authority to which Seller or the Assets may be subject if such violation would have a material adverse affect on the Assets; and
          4.2.6 will not violate any order, writ, injunction, decree, or judgment of any court or governmental authority to which Seller or the Assets may be subject.
4.3 No Affiliates and FIRPTA.
          Except as set forth on Schedule 4.3, Seller does not own or control, is not owned or controlled by and is not under common ownership or control with any other Person and does not have any investments in any other entity. Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).
4.4 Binding Agreement.
          This Agreement and all agreements to which Seller is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Seller and are and will be enforceable against Seller, in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity (the “Enforceability Exceptions”). All persons who have any legal interest in the Assets, or whose joinder would be necessary to convey title to the Assets as required by this Agreement, are named herein as “Seller.”
4.5 Licenses and Permits.
          All Licenses and Permits held by Seller, as set forth on Schedule 4.5, are in full force and effect, unconditional, not currently under appeal, and not subject to appeal. Seller has previously delivered to Buyer true, correct and complete copies of all the Licenses and Permits. Except as otherwise provided herein, Seller holds all the Licenses and Permits in its own name, has not assigned them and has not received any notice that any of the Licenses and Permits may be suspended or not renewed or may not be assigned to Buyer.
4.6 Legal and Regulatory Compliance.
          Seller is in compliance with all applicable laws of federal, state and local authorities and all applicable rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Assets; and Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies except where a failure to file timely would not have a material adverse effect on the Assets.
4.7 The Contracts.
          Other than the Original Leases (as defined in Section 5.5.2), the Assignment of Leases, and the National City loans described in Section 2.1(a)(i) and (ii) (the “National City Loans”), Seller is not a party to any contracts, commitments or agreements that affect the Assets.
4.8 Equipment.
          Attached hereto is a depreciation schedule as of fiscal year and December 31, 2004 (Schedule 4.8) by Nursing Home which lists all the Personal Property. Since the above-referenced date, Seller has not sold or otherwise disposed of any item of Personal Property constituting any part of the Assets. To Seller’s knowledge, all of the Assets consisting of the Personal Property are adequately maintained and in functional condition, except for reasonable wear and tear. Seller has good and valid title to such Personal Property Personal Property.

Seller will convey to Buyer at Closing all of Seller’s interest in all Personal Property free and clear of any lien or security interest or other encumbrance.
4.9 Real Property.
          Seller is vested with full legal and equitable fee simple absolute title to the Real Property. The legal description of the Premises is described in Schedule 4.9 hereto. The Real Property will be conveyed to Buyer at Closing by special warranty deed subject only to the following (collectively, the “Permitted Encumbrances”): (i) current taxes, that are a lien not yet due and payable on the Closing Date; (ii) easements, conditions, or restrictions of record provided that none of the foregoing are violated by any existing improvements or the present use thereof; (iii) dedicated streets, roads, and rights-of-way; (iv) all applicable zoning and other laws which do not interfere with existing use; (v) matters disclosed on the Survey (as defined in Section 7.2) and (vi) other matters on the Title Commitment (as hereinafter defined) to which Buyer does not object. The Real Property comprises all of the real property necessary to operate the nursing home on the Premises.
          4.9.1 Seller has good, indefeasible and insurable fee simple absolute title to each parcel of Real Property, free and clear of any and all mortgages, liabilities, liens, charges, claims, collateral assignments, tenancies, leases, attachments, levies, judgments, easements, reservations, encroachments, pledges, rights-of-way, equities, restrictions, encumbrances, rights of first refusal, options to acquire, assessments, security interests, defects in title and all other title matters whatsoever, except those to be paid at the Closing and the Permitted Encumbrances, and will defend the same against the claims of all persons wrongfully claiming by, through or under Seller;
          4.9.2 Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation or requirement (which violation has not been cured) relating to any part of the Real Property, including building, zoning, environmental laws and the Americans With Disabilities Act of 1990, as amended;
          4.9.3 There is not existing, and to the best knowledge of Seller, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property or any utilities, sewers, roadways or other public improvements;
          4.9.4 Seller has no knowledge nor has received a notice of any contemplated or proposed moratorium or similar impediment to land development, building construction, or hook-up to usage of water or sewer or other utility services that could materially adversely affect the use of the Real Property as it is currently being utilized;
          4.9.5 The Real Property are in compliance with all applicable zoning ordinances, local building codes and ordinances or are operating under a valid zoning variance; the use and operation of the Nursing Home as a nursing home is a permitted use under the applicable zoning code(s); Seller has received no notice that the Nursing Home is in violation, which violation has not been cured, of local building codes, ordinances or zoning laws; and the consummation of the transactions set forth herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing;
          4.9.6 Seller has not received any notice which currently remains uncured that indicates that Seller has failed to obtain any license, permit, approval, certificate or other authorizations required by applicable statutes, laws, ordinances or regulations for the use and occupancy of the Real Property;
          4.9.7 No part of the Real Property contains or is located within any tideland, wetland, or marshland or any similar areas;
          4.9.8 There are no parties other than Tandem Ohio or its sublessee thereto in possession of the Real Property or any portion thereof as managers, lessees, tenants, or trespassers and the Real Property is not subject to any lease, license, form of use or occupancy agreement other than the Assignment of Leases to Tandem Ohio and any sublease by Tandem Ohio;
          4.9.9 There is access to the Real Property from a dedicated public right-of-way. No fact or condition exists which would result in the termination or reduction of the current access to or from the Real Property to such right-of-way;
          4.9.10 There is available to the Real Property propane gas, water, sanitary sewer lines, storm sewers, electrical, and telephone services in operating condition which are adequate for use of the Real Property for the operation of the nursing home located on the Premises. The Real Property has access to utility lines located in a dedicated public right-of-way. There is no, and on the Closing Date, there will be no, pending or threatened governmental or third party proceeding which would impair or result in the termination of such utility availability;
          4.9.11 Seller has not received and has no actual knowledge of any notice or request, formal or informal, from any insurance company or board of fire underwriters (i) identifying any defects in the buildings or improvements on the Premises that would adversely affect the insurability of the nursing home located on the Premises, or (ii) requesting the performance of any demolition, repairs, alteration or other work with respect to the nursing home located on the Premises;
          4.9.12 Seller has no knowledge and Seller has not received a notice of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and there are no special, general or other assessments pending, threatened against, affecting or to affect the buildings or improvements on the Premises; and
          4.9.13 No public or private nuisance condition concurrently exists or has existed prior to the date hereof on, or with respect to, the Real Property.
          4.9.14 Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation or liability (whether arising through representation, warranty or otherwise) regarding any lien, encumbrance, condition or other matter that either (a) was created by or on behalf of Buyer or a related entity of Buyer, or (b) arose in connection with Buyer’s or a related entity of Buyer’s obligations under its lease of the Premises or any assignment of same.
4.10 Brokers and Finders.
          Seller has not and will not engage any broker or finder in connection with this Agreement and the transactions contemplated hereunder unless Seller notifies Buyer of such engagement, in which event Seller agrees to be solely responsible for all fees, charges, costs and expenses of any such broker or finder.
4.11 Insurance.
          Schedule 4.11 sets forth a true and complete list of all insurance policies or self-insurance funds of any nature whatsoever maintained by Seller, if any, as of the date hereof covering the ownership and operation of the Assets, which Schedule reflects the policies’ numbers, terms, identity of insurers, amounts and coverages. Seller has not as of the date hereof (i) received any written notice from any such insurance company canceling or materially amending any of said insurance policies, or (ii) failed to give any required notice or present any claim which is still outstanding under any of said policies.
4.12 No Employee Benefit Plans.
          None of the Assets is an asset, and the funds used by Seller to acquire the Assets were not assets, of any “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended, or of any entity the underlying assets of which constitute “plan assets” of one or more of such plans under applicable U.S. Department of Labor regulations.
4.13 No Employees and Employee Relations.
          Seller does not currently have, and since 1997 has not had any employees.
4.14 Litigation or Proceeding.
          There are no claims, judgments, orders, suits, actions, garnishments, attachments or proceedings of any nature by or before any court, commission, board or other governmental body pending, or to the knowledge of Seller threatened, which involve or affect, or could involve or affect: (a) the Assets, (b) the legal use of the Assets, (c) Seller’s title to the Assets, (d) the validity or enforceability of this Agreement, (e) any risk of any judgment or liability being imposed upon Seller which could materially adversely affect the financial condition of Seller or Seller’s ability, power or right to observe or perform fully its agreements and obligations hereunder, including without limitation the conveyance of the Assets to Buyer. Seller has filed a claim under a valid and adequate insurance policy for each and every matter contained in the Litigation (which insurance policy shall not require any deductible or other payment in connection with the filing, performance or payment of each such claim), if any, and each such claim has been accepted by the applicable insurance company and the proper defense of such claim has been tendered at the sole cost and expense of such insurance company (including the cost of all attorneys’ fees).
4.15 Taxes.
          Seller has, within the time and in the manner prescribed by law, filed or properly requested extensions for all federal, state and local tax and other information return and reports (“Tax Returns”) required to be filed by it and has collected and remitted all payroll taxes required by federal and state law, and, if required, has paid in full or made adequate provisions for the payment of all known taxes (including income, franchise, sales and use, excise, severance, property, gross receipts and payroll taxes, together with any interest, penalties, assessments or deficiencies, but excluding any taxes or assessments related to the Real Property hereinafter referred to collectively as “Taxes” or singularly as a “Tax”), for all periods ending on or before the date hereof and on or before the Closing Date. All such Tax Returns are and will be true, correct and complete in all material respects and in compliance in all material respects with the laws, rules and regulations applicable to such Tax Returns. Seller is not a party to any action or proceeding by a government authority for the assessment or collection of Taxes which may adversely affect Seller, or the Assets or affect future rights in or use of the Assets, and no such claim against Seller for additional Taxes, penalties or interest is pending or, to Seller’s knowledge, threatened.
4.16 Subsequent Events.
          Except as disclosed herein (including the Schedules hereto) or as disclosed on Schedule 4.16 hereto, since September 30, 2004 to the date of this Agreement (i) to Seller’s knowledge there has not been any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets and (ii) Seller has not incurred any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise).
4.17 Certain Affiliate Transactions.
          Except as set forth on Schedule 4.17, no officer, or member of the respective boards of directors of Seller (“Interested Person”) and no member of the immediate family of an Interested Person of Seller (“Family Member”), directly or indirectly, (i) owns any interest in any corporation, partnership, proprietorship or other entity which sells to or purchases from Seller products or services; (ii) has any cause of action or claim whatsoever against Seller or the Assets; or (iii) holds a beneficial interest in any contract or agreement relating to the Assets to which Seller is a party or by which Seller may be bound.
4.18 Environmental Matters.
          4.18.1 (1) For purposes of this Agreement, the term “Environmental Laws” shall mean any and all bylaws, statutes, ordinances, rules, regulations, orders or determinations of any Government Authority pertaining to health or the environment, whether now in existence or hereafter enacted and in effect at the time of closing, in any and all jurisdictions in which the Real Property is located.
               (2) For purposes of this Agreement, the terms “Hazardous Substances” and “release” (or “threatened release”) have the meanings specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in the federal Resource Conservation Recovery Act (“RCRA”); provided, however, that to the extent the applicable laws, ordinances, rules, regulations or common law of the state in which the Real Property is located establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.
               (3) For purposes of this Agreement, the term “Governmental Authority” includes the United States, the state, county, city, and political subdivisions in which the Real Property is located or that exercise jurisdiction over the Real Property, and any agency, court, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over the Real Property.
               (4) For purposes of this Agreement, the term “Environmental Condition” shall mean (a) any release or threatened release of a hazardous substance from, in, on, under, or onto the Real Property in violation of any Environmental Law; (b) any releases or threatened release of a hazardous substance from the Real Property in, on, under, or onto any other property that results in damages, loss, cost, expenses, or other liability; (c) any violation of any Environmental Law relating to the manufacture, processing, distribution, transportation, storage, use, discharge, handling, emission, or disposal of hazardous substances on the Real Property; (d) any release or threatened release of a hazardous substance from, in, on, under, or onto the Real Property resulting in liability to non-governmental third parties in tort; or (e) any underground storage tank, waste treatment, disposal or storage areas, asbestos or polychlorinated biphenyls (“PCBs”).
          4.18.2 During Seller’s ownership of the Real Property:
               (1) The Real Property is in compliance with all applicable Environmental Laws except as to any violations that may have occurred arising from Buyer’s operation of the Premises or the Real Property. There are not any Environmental Conditions existing on or resulting from Seller’s operation of the Real Property that may give rise to any on-site or off-site remedial obligations.
               (2) The Real Property is not subject to any existing, pending or, to the best knowledge of Seller, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under any Environmental Law.
               (3) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any Environmental Law in connection with the Real Property, including those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed and

Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
               (4) There is no pending claim of any nongovernmental third-party in tort in connection with any release or threatened release of any hazardous substances, solid wastes, petroleum, petroleum products, asbestos, or PCBs into the environment from the Real Property.
               (5) Seller has not: (a) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Conditions relating to the Real Property; (b) received notice under the citizen suit provision of any Environmental Law in connection with the Real Property; (c) received any request for information, notice, demand letter, administrative inquiry, or formal complaint or claim or suit with respect to any Environmental Condition relating to the Real Property; or (d) been subject to or threatened with any governmental or citizen action with respect to any Environmental Conditions relating to the Real Property; and Seller has no reason to believe that any of the above will be asserted.
               (6) Seller has provided Buyer with true and correct copies of any environmental study, assessment, report, permit or other written material relating to the environmental condition of the Real Property and the presence of Hazardous Substances that are in Seller’s possession, if any.
4.19 Reports, Statements and Copies.
          All representations and warranties made herein or in any certificate or other document delivered in connection herewith, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained therein, in light of the circumstances, under which they are made, not misleading. All other reports, statements, certificates and other data furnished by or on behalf of Seller to Buyer in connection with this Agreement or the transactions contemplated hereunder are true and correct in all material respects, and the copies of all agreements, instruments, and other documents provided to Buyer are true, correct, and complete copies and include all amendments and modifications thereof.
5. REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date, Buyer, jointly and severally, represents and warrants to Seller that the following facts and circumstances are and, except as contemplated hereby, at the Closing Date will be true and correct:
5.1 Corporate Capacity.
          Buyer is a corporation duly organized and validly existing, of active status under the laws of the State of Ohio. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. Buyer has taken all requisite action to authorize the execution, delivery, and performance of Buyer’s obligations hereunder. Buyer has all requisite power and authority to conduct its business as now being conducted and as to be conducted after the Closing.
5.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc.
          The execution, delivery and performance of this Agreement by Buyer and all other agreements referenced herein to which Buyer is to become a party at the Closing and the consummation of the transactions set forth herein by Buyer:
          5.2.1 are within Buyer’s powers, are not in contravention of the law, and have been duly authorized by all necessary action of Buyer;
          5.2.2 do not and will not conflict with any provision of Buyer’s articles of incorporation or bylaws;
          5.2.3 do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;
          5.2.4 will neither conflict with nor result in any breach of, or constitute a default under (or an event which, with or without notice of lapse of time, or both would constitute a default) or contravention of, nor cause the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;
          5.2.5 will not violate any statute, law, rule, regulation, order or judgment of any governmental authority to which Buyer may be subject; or
          5.2.6 will not violate any order, writ, injunction, decree or judgment of any court or governmental authority to which Buyer may be subject.
5.3 Binding Effect.
          This Agreement and all other agreements to which Buyer is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, subject to the Enforceability Exceptions.
5.4 Brokers and Finders.
          Buyer has not engaged any broker or finder with respect to the transaction proposed in this Agreement.
5.5 Operation of the Assets.
          5.5.1 The Tandem affiliates set forth on Schedule 5.5.1 (the “Tandem Affiliates”) are and have since March 1, 2000 (the “Possession Date”) been in possession of and have operated the Assets pursuant to the Assignment of Leases.

          5.5.2 Pursuant to the Assignment of Leases, Tandem Ohio and/or the Tandem Affiliates have assumed all of the obligations of Renacci under the original leases (the “Original Leases”) that were subject to the Assignment of Leases, from and after the Possession Date.
          5.5.3 The State of Ohio through its agencies has licensed the Tandem Affiliates to operate the Nursing Homes and use the Assets in connection therewith since the Possession Date.
          5.5.4 Tandem Ohio has full knowledge of the condition and the use of the Assets since the Possession Date and has performed its own due diligence regarding the Assets including the use of the Assets in connection with the operation of the Nursing Homes prior to taking possession on the Possession Date.
          5.5.5 Tandem Ohio has timely obtained or will have timely obtained prior to Closing the consent of any and all governmental authorities (the consent of which may be required to consummate the transactions contemplated herein) to the proposed transaction, if required.
          5.5.6 Tandem Ohio and/or the Tandem Affiliates is in possession of certain books, records, cost reports, health inspection reports, contracts, records or other documents related to the ownership or operation of the Assets. To the limited extent that Seller may have any material information or records which Tandem does not possess or have access to from other sources, Tandem shall have access to such information and records of Seller during customary business hours on reasonable notice, as set forth in Sections 6.1 and 8.14.
5.6 Real Property Transferred “AS IS”
     Buyer acknowledges that the Real Property is being purchased and will be conveyed “as-is” with all faults and defects, whether patent or latent, as of the Closing Date. There have been no representations, warranties, guarantees, statements or information, express or implied, pertaining to the Real Property, its condition, or any other matters whatsoever, made to or furnished to Buyer by Seller or any employee or agent of Seller, except as specifically set forth in this Agreement.
5.7 Lease Compliance.
          Tandem Ohio (or its affiliated entities) is and shall be in material compliance with the Original Leases and the Assignment of Leases on and as of the Closing.
6. COVENANTS OF SELLER
6.1 Access and Information.
          Between the date of this Agreement and the Closing Date, Seller shall afford to the officers and authorized representatives and agents of Buyer reasonable access to Seller’s partners, directors, and officers and the right to inspect the plants, properties, books, records, and documents of Seller (and to make copies thereof), and will furnish for inspection and copying by

Buyer such additional financial and operating data and other information in Seller’s possession regarding the Assets as Buyer may from time to time request.
          Seller shall permit Buyer access to Seller’s accountants, auditors, and suppliers for consultation or verification of any information obtained by Buyer and shall use its best efforts to cause such persons or entities to cooperate with Buyer in such consultation and verification. In case of contact between Buyer and Seller’s accountants or auditors, Buyer shall be responsible for all professional fees incurred in connection with any work done by Seller’s accountant at the request of Buyer outside the ordinary due diligence process and except with respect to such fees related to computation of the Tax Liability which fees are to be handled in accordance with Section 2.3.2. In the exercise of its rights under this section, Buyer shall not unreasonably interfere with the operations of Seller.
6.2 Operations.
          From the date hereof until the Closing Date, Seller will:
          6.2.1 maintain the Assets, and keep all Real Property in as good a condition as at present, ordinary wear and tear excepted;
          6.2.2 perform all of Seller’s obligations under the National City Loans;
          6.2.3 take all actions necessary and appropriate to: (i) render title to the Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Permitted Encumbrances); and (ii) with respect to the Real Property, discharge mortgage or monetary liens on the Real Property credited by Seller; and
          6.2.4 keep in full force and effect present insurance policies or other comparable insurance;
6.3 Negative Covenants.
          From the date hereof to the Closing Date, with respect to the Assets Seller will not, without the prior written consent of Buyer:
          6.3.1 create or assume any new mortgage, security interest or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired; and
          6.3.2 sell, assign or otherwise transfer or dispose of any of the Assets.
6.4 Governmental Approvals.
          Between the date of this Agreement and the Closing Date, Seller (a) will use its best efforts to obtain, as promptly as reasonably practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions set forth herein, (b) will provide information and communications in Seller’s possession to governmental and regulatory authorities as Buyer or such authorities may reasonably request, and (c) will cooperate with Buyer in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller or Buyer to consummate the transactions set forth herein.
6.5 Exclusive Agreement.
          Seller is not party to any agreement to sell any or all of the Assets to any party other than Buyer. In the event any such agreement is entered into after the date hereof, Seller shall ensure that such agreement is expressly subject to Buyer’s rights under this Agreement.
6.6 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Seller has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
6.7 Title and Survey Matters.
6.8 Title Commitment.
          Buyer, at its cost and expense, shall obtain and cause a copy to be furnished to Seller of a current title commitment (the “Title Commitment”) issued by a title insurance company selected by Buyer and reasonably acceptable to Seller (the “Title Company”), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owner’s or leasehold title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue one or more owners’ or leasehold title policies (collectively, the “Title Policy”) to Buyer in an amount equal to the amount of purchase price as allocated per Section 2.3 of the Real Property insuring such title to the Real Property as is specified in the Title Commitment. Buyer will have five (5) days from the date Buyer receives the Title Commitment and Survey (as defined below) within which to cause the Title Commitment and the Survey to be examined and to notify Seller in writing of any material objections to Seller’s title reflected by the Title Commitment and the Survey (“Buyer’s Objection”). Seller shall have five (5) days from receipt of Buyer’s written objections to cure the material defects set forth therein, and to provide Buyer with written notice of Seller’s action to remedy such objection. (“Seller’s Response”). If Seller does not timely cure and provide such notice, Buyer may, within three days thereafter either (a) accept title to the Real Estate as provided, or (b) terminate the Agreement in written notice to Seller. If Buyer does not deliver to Seller written notice of termination within such day three day period, Buyer will be deemed to have accepted title to the Real Estate as shown in the Title Commitment without reduction of Purchase Price. At Closing, an authorized agent of the Title Company shall down-date and initial the Title Commitment to reflect the condition of title of the Real Property must be consistent with the Title Commitment as modified to delete Buyer’s objections therefrom.

6.9 Cooperation.
          Prior to the Closing Date, Seller will not take any action that would cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Seller herein not to be true, correct, and complete in all material respects as of the Closing Date.
7. COVENANTS OF BUYER
7.1 Governmental Approval.
          Between the date of this Agreement and the Closing Date, Buyer will (a) use its reasonable best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Buyer to consummate the transactions contemplated hereby, (b) use its commercially reasonable efforts to provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions contemplated hereby.
7.2 Survey.
          Buyer, at the sole cost and expense of Buyer, shall obtain an as-built survey (the “Survey”) of the Real Property acceptable to the Title Company for purposes of deleting standard survey exceptions as provided above and reflecting all improvements visible on the grounds and all easements, rights of way, means of ingress or egress, encroachments and drainage ditches, whether abutting or interior, of record or on the grounds. The Survey shall reflect whether and to the extent any portion of the Real Property lies within the 100-year flood hazardous area as defined by applicable state or federal guidelines and shall be approved by Buyer, which approval shall not be unreasonably withheld. The Survey shall be certified to the Title Company, Buyer’s lender and Buyer in a form reasonably satisfactory to each.
7.3 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Buyer has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
7.4 Cooperation.
          Prior to the Closing Date, Buyer will not take any action that would cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true, correct, and complete as of the Closing Date.

7.5 Real Property.
     In the event that this Agreement is terminated prior to the Closing by any party hereto, Buyer, at its sole cost and expense, shall restore the Real Property (a) to substantially the same condition it was in immediately prior to the commencement of Buyer’s due diligence inspection activities hereunder, and (b) to a condition in full compliance with the provisions of the Original Leases and the Assignment of Leases. Buyer shall indemnify, defend and hold Seller harmless from and against all liabilities, claims, damages, penalties, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) incurred or asserted against Seller in connection with or arising out of Buyer’s due diligence inspection activities. The obligations set forth in this Section 7.5 shall survive the expiration or termination of this Agreement.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer. The failure of any of the following conditions to be met (through no fault of the Buyer) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Sections 12.5, and 12.17 herein:
8.1 Representations/Warranties.
          The representations and warranties of Seller contained in this Agreement shall be true when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Buyer shall have received a certificate to the foregoing effect from the President of each Seller, in his or her official capacity.
8.2 Opinion of Seller’s Counsel.
          Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance reasonably satisfactory to Buyer to the effect that: (i) Seller is a corporation, duly organized, validly existing and of active status under the laws of the State of Ohio; (ii) Seller has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and each of the agreements contemplated hereby by Seller and to sell, convey, assign, transfer and deliver the Assets to Buyer as herein contemplated have all been duly and properly taken; (iii) this Agreement and all other agreements, deeds, assignments, other instruments and other agreements of conveyance and transfer to be executed and delivered hereunder by Seller constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the Enforceability Exceptions; and (iv) no ungiven notice to, or unobtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Seller is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Buyer or Buyer’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials, may place reasonable reliance upon certificates of officers of Seller, and may rely on the opinions or advice of other professionals and advisors employed by Seller.
8.3 Pre-Closing Confirmations.
          Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer confirming the ability of Seller to transfer title to the Assets free and clear of all encumbrances as required hereby.
8.4 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder, and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.
8.5 No Adverse Change.
          Seller shall not have suffered any material adverse change, loss or damage to the Assets, whether or not covered by insurance.
8.6 Vesting/Recordation.
          Seller shall have furnished to Buyer, in form and substance reasonably acceptable to Buyer and approved by Buyer’s counsel, as required hereunder, deeds, bills of sale, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all of Seller’s right, title and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.
8.7 Title to Real Estate.
          Buyer shall have received the Title Commitment and any objections by Buyer to exceptions contained therein (other than Permitted Encumbrances) shall have been cured or waived as provided herein.
8.8 No Agreements and Commitments.
          Seller shall not have entered into any new agreements or commitments relating to the Assets prior to Closing without the written consent of Buyer.

8.9 Closing Documents.
          Seller shall have executed and delivered to Buyer all of the Closing Documents required to be executed by Seller pursuant to any term or provision of this Agreement, each of which shall be in form and substance reasonably acceptable to Buyer.
8.10 Casualty.
          If before the Closing any material part of the Assets (other than the Real Property) is damaged, lost, or destroyed (whether by fire, theft, vandalism, or other cause or casualty other than the act or omission of Buyer, its agents, or representatives) and the same can be replaced, repaired or restored within 90 days, Seller must promptly replace, repair, and/or restore the same to substantially the same condition as before the damage; provided, however, that for the purposes of this Section, the Premises may not be replaced with other real property. If in Seller’s determination, the same cannot be replaced, repaired, or restored within 90 days, Seller must so notify Buyer within 30 days of the occurrence of the damage or destruction. Buyer will thereupon have 10 days to notify Seller in writing of its election either to (a) terminate this Agreement in its entirety; or (b) proceed to Closing and either (i) receive an assignment of insurance proceeds payable to Seller as a result of the damage or destruction, but the Purchase Price will not be reduced, or (ii) reduce the Purchase Price by the amount of insurance proceeds payable to Seller as a result of the damage or destruction, but Seller will retain all such proceeds.
          With respect to the Real Property, if a material part of the Real Property is damaged prior to the Closing by fire or other casualty, Buyer may cancel this Agreement by written notice to Seller within ten (10) days of the date of such casualty, in which event this Agreement shall terminate and neither party shall have any further rights or obligations under this Agreement other than those rights and obligations which are expressly stated to survive expiration or termination of this Agreement. In the event that Buyer fails to provide Seller with written termination notice within such ten (10) day period, then notwithstanding anything to the contrary, this Agreement shall remain in full force and effect and Buyer shall proceed to close and take the Real Property as damaged, in which event Buyer shall be entitled to receive the insurance proceeds, if any, actually received by Seller as the result of such loss.
8.11 Consents to Assignments.
          All consents, waivers and estoppels of third parties, including governmental agencies, required to be obtained by Seller in connection with the transactions contemplated hereby are set forth on Schedule 8.11 hereof. All such consents shall have been obtained by Seller in form and substance reasonably acceptable to Buyer. Seller shall use its best efforts to obtain all other consents of third parties which are necessary or desirable to consummate the transactions contemplated herein.
8.12 Appraisal.
          Buyer shall have received an appraisal of the Assets indicating that the allocation of the Purchase Price contemplated by Section 2.2 is appropriate.

8.13 Environmental Survey and Physical Plant Inspections.
          Buyer, at its sole cost and expense, shall have received a Phase I Environmental Site Assessment from an environmental engineering firm (and, if recommended by such firm, additional surveys and reports) and such structural engineering inspections and reports, mechanical systems inspections and reports, and life safety code inspections and report, all as Buyer or Buyer’s Lender (as defined below) may deem advisable or desirable with respect to the Real Property, the scope, findings and conclusions of which shall be in accordance with the representations and warranties set forth in Sections 4.9 and 4.18 hereof.
8.14 Due Diligence.
          Seller shall have granted Buyer reasonable access to conduct its due diligence related to the Assets, and Buyer shall have completed its due diligence reviews, the results of which shall be reasonably satisfactory to Buyer and Buyer’s Lenders.
8.15 Allocation of Purchase Price.
          Seller and Buyer shall have agreed to an allocation of the Purchase Price, as contemplated by Section 2.2 hereof.
8.16 Financing.
          Buyer shall have obtained one or more debt and/or equity financing commitments by December 15, 2004 from a lender(s) of its choice (“Lender”), on terms and conditions reasonably acceptable to Buyer, and Buyer shall have received the proceeds of said financing in an amount sufficient to enable Buyer to pay the Purchase Price as of the Closing Date.
8.17 Condemnation.
          If, prior to the Effective Time, all or any portion of the Real Property is taken by eminent domain or a notice of any eminent domain proceedings with respect to the Real Property or any part thereof is received by the Seller then Seller shall within ten (10) days thereafter deliver written notice thereof to Buyer. If a material portion of the Real Property is taken by eminent domain, Buyer shall have the option to (a) complete the purchase hereunder or (b) if such taking, in Buyer’s reasonable discretion, materially adversely affects the Real Property’s viability for Buyer’s intended purposes, terminate this Agreement, in which event the parties shall have no further obligations to the other pursuant to this Agreement, and this Agreement shall be null and void. Buyer shall deliver written notice of its election to terminate this Agreement pursuant to this Section to the Seller within ten (10) days after the date upon which the Buyer received written notice of such eminent domain proceedings. If this Agreement is not so terminated, Buyer shall be entitled to all awards or damages actually received by reason of any exercise of the power of eminent domain or condemnation with respect to, or for the taking of, the Real Property or any portion thereof, and all proceeds of such awards or damages shall be a credit for Buyer’s benefit toward the Purchase Price, and any unpaid awards or damages shall be assigned to Buyer at Closing. Any negotiation for, or agreement to, and all contests of any offers and awards relating to eminent domain proceedings shall be conducted with the joint approval and consent of the Seller and the Buyer.
8.18 Approvals and Consents.
     Seller (or its affiliated entities) shall have secured any and all approvals and consents necessary for the consummation of the transactions contemplated hereby, including, but not limited to, the approvals of all relevant governmental authorities.
9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller. The failure of any of the following conditions to be met (through no fault of the Seller) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Sections 12.5, and 12.17 herein:
9.1 Representations/Warranties.
          The representations and warranties of Buyer contained in this Agreement shall be true in all material respects when made and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Seller have received a certificate to the foregoing effect from the Chairman of Buyer.
9.2 Opinion of Buyer’s Counsel.
          Seller shall have received from counsel to Buyer an opinion dated as of the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, to the effect that: (i) Buyer is a corporation, duly organized, validly existing and of active status under the laws of the State of Ohio; (ii) Buyer has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Buyer to authorize the execution, delivery, and performance of this Agreement and each of the agreements contemplated hereby by Buyer, and to purchase and receive the Assets as herein contemplated, have all been duly and properly taken; (iii) this Agreement and the other agreements and instruments delivered hereunder by Buyer constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except for the [Enforceability Exceptions]; and (iv) no ungiven notice to or obtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Buyer is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Seller or Seller’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer.
9.3 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.
9.4 Pre-Closing Confirmations.
          Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller confirming the consents and approvals from third parties as may be legally or contractually required for Seller’s consummation of the transactions described herein without breach or default of any material agreement to which Seller is a party.
9.5 Extraordinary Liabilities/Obligation.
          Buyer shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.
9.6 Approvals and Consents.
     Buyer (or its affiliated entities) shall have secured any and all approvals and consents necessary for the consummation of the transactions contemplated hereby, including, but not limited to, the approvals of all relevant governmental authorities.
10. ADDITIONAL AGREEMENTS
10.1 Termination Prior to Closing.
          Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Buyer and Seller; (ii) on or prior to the Closing Date by Buyer if there has been a material adverse change in the financial condition or results of operations of the Assets since the date hereof; (iii) on or prior to closing by Buyer if any of the conditions specified in Article 8 of this Agreement have not been substantially satisfied and satisfaction of such condition shall not have been waived; (iv) on or prior to Closing by Seller if any of the conditions specified in Article 9 of this Agreement have not been satisfied and satisfaction of such condition shall not have been waived; (v) by Buyer in accordance with the provisions of Section 6.7, 8.10 or 8.16; (vi) by Buyer or Seller if Closing shall not have taken place on or before 11:59 p.m. (Eastern time) on March 1, 2005 (which date may be extended by mutual agreement of Buyer and Seller).
          Notwithstanding the foregoing, a party shall not be allowed to exercise any right of termination if the event giving rise to the termination right shall be due to the willful breach of this Agreement by such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.
10.2 Post-Closing Access to Information.
          Seller and Buyer Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party (or their affiliates) for the purposes of concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third-party claims. Accordingly, Seller and Buyer agree that for a period of seven (7) years after Closing each will, at the expense of the requesting party and upon written request, make available to the other’s agents, independent auditors and/or governmental agencies such documents and information as may be in Seller’s or Buyer’s possession relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.
10.3 Press Releases.
          At all times at or before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party’s approval of the text of any public report, statement or release to be made on behalf of such party. If either party is unable to obtain the approval of its public report, statement, or release from the other party and such report, statement, or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then the party may make or issue the legally required report, statement, or release and promptly furnish the other party with a copy thereof.
11. INDEMNIFICATION
11.1 Indemnification by Seller.
          Subject to and to the extent provided in this Article 11, Seller shall defend, indemnify and hold harmless Buyer, its successors and permitted assigns (Buyer, its successors and permitted assigns are collectively referred to as “Buyer’s Indemnified Persons”) from and after the Closing from and against any claims, actions, losses, payments (whether made in settlement or otherwise), damages, costs, or expenses (including interest, penalties, costs of preparation and investigation, reasonable attorneys’, accountants’, and other professional advisors’ fees directly accruing from such damages) (“Losses”), which arise from or relate to Sellers ownership of the Assets prior to the Closing, or which are incurred or suffered by Buyer’s Indemnified Persons, from:
          11.1.1 any material inaccuracy in any representation or warranty of Seller or the nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement;
          11.1.2 any income or other tax assessed against Buyer from the operations of Seller prior to the Closing Date, or any transaction or activity of Seller prior to the Closing Date, or any income derived by Seller prior to the Closing Date;
          11.1.3 the Excluded Liabilities;
          11.1.4 any lawsuit, claim, or proceeding against Buyer or the Assets based upon any act or omission by Seller which occurred prior to the Closing Date; or
          11.1.5 any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and other compensation or fees of any nature payable prior to the Closing Date to any director, officer, employee, contractor, agent or representative of Seller;
provided, however, that Seller shall not indemnify Buyer’s Indemnified Persons for losses arising from Tandem Ohio’s operation or use of the Assets under the Assignment of Leases.
11.2 Limitations/Seller.
          Seller shall have no liability under this Article 11 and no claim under Section 11.1 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Buyer’s Indemnified Persons to Seller in the manner provided in Section 11.7.
          Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable by Seller as a result of any claim in respect of any Losses unless and until the Buyer’s Indemnified Persons have suffered, incurred, sustained or become subject to Losses in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, it being agreed that if such Losses are in excess of One Hundred Thousand Dollars ($100,000), the Seller shall be liable for any such Losses in excess of $100,000.
          The maximum aggregate liability of the Seller under this Article 11 shall be limited to Three Million Three Hundred Fifty Thousand Dollars ($3,350,000).
          The amount of any Losses for which indemnification is provided under this Article 11 shall be reduced by the net amount of any related recoveries received any of Buyer’s Indemnified Persons under insurance policies or other related payments received from third parties and all such Buyer’s Indemnified Persons shall use all commercially reasonable efforts to effect any such recovery.

11.3 Indemnification by Buyer.
          Subject to and to the extent provided in this Article 11, Buyer shall indemnify, defend, and hold harmless Seller, its successors and permitted assigns (Seller, its successors and permitted assigns are hereinafter collectively referred to as “Seller’s Indemnified Persons”) from and after the Closing from and against any Losses that in any way arise from or relate to Buyer’s ownership of the Assets after the Closing, or which are incurred or suffered by Seller’s Indemnified Persons from:
          11.3.1 any material inaccuracy in any representation or warranty of Buyer or the nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement;
          11.3.2 Any cause, event, fact, or circumstance whatsoever arising on or in connection with the Real Property after the Closing.
11.4 Limitations/Buyer.
          Buyer shall have no liability under this Article 11 and no claim under Section 11.3 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Seller’s Indemnified Persons to Buyer in the manner provided in Section 11.5.
11.5 Indemnification Procedure.
          All claims for indemnity herein shall be made in accordance with the following procedure:
     (a) A claim for indemnification for any matter may be asserted by notice to the party from whom indemnification is sought, “Indemnified Party.” Such claimant shall notify the other party, “Indemnifying Party,” in writing as soon as practicable after it has knowledge of an indemnification claim. Subject to the rights of or duties to any insurer or other third person having liability therefor, the Indemnifying Party shall have the right promptly after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at their own expense, employment of counsel satisfactory to an Indemnified Party. The Indemnifying Party shall have thirty (30) days in which to pay the indemnification claim in full. In the event that the Indemnifying Party disputes such claim for indemnification, the Indemnified Party must object to the indemnification claim within fifteen (15) days of its receipt of the written claim. If the parties are unable to resolve the dispute in an amicable manner within thirty (30) days of the purported dispute, the parties agree to submit the issue to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall not have authority to impose a settlement upon the parties, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement.

     (b) If the issue is not resolved pursuant to the mediation process set forth above, the parties agree to submit the issue to binding arbitration administered in Wadsworth, Ohio by the American Arbitration Association under its Commercial Arbitration Rules (or by such other commercial arbitration service and its rules as may be agreed to by the parties at that time) in effect at the time the controversial claim is submitted to binding arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
     (c) The arbitration shall be conducted by a panel of three arbitrators. Each party shall select one arbitrator and agree upon a third within fifteen (15) days of the date of the demand for arbitration. In the event that the parties are unable to timely agree on the third arbitrator, the two selected arbitrators shall select a third arbitrator within fifteen (15) days of the parties’ impasse. The arbitrator shall be neutral and have no past or present governance or financial relationship with any of the parties to this Agreement. Reasonable discovery shall be allowed in arbitration. The arbitration shall commence within five (5) days after the selection of the arbitration panel. Each party shall attend the arbitration through at least two individuals having the authority to negotiate on behalf of that party. The arbitration shall be completed within forty-five (45) days of commencement. Unless otherwise agreed to by the parties, it shall be conducted pursuant to the rules of the American Arbitration Association. The arbitration panel shall issue a binding written decision within ten (10) working days of final adjournment of the arbitration.
11.6 Survival of Representations.
          Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller has, on the one hand, and Buyer has, on the other hand, the right to rely fully upon the representations and warranties of the other contained in this Agreement. The representations, warranties, covenants and agreements respectively made by Seller, on the one hand, and Buyer, on the other hand, in this Agreement or in any certificate respectively delivered by any of Seller or Buyer pursuant to this Agreement will survive the Closing for a period of one (1) year. As to claims arising out of Sections 4.15 and 4.18, said representations and warranties shall survive the Closing for the applicable statute of limitations periods. Provided, however, any claim, cause of action, or other Loss, as defined herein, that would otherwise be time barred or otherwise precluded from being asserted for any reason, shall not, by virtue of the provisions contained in this Agreement, be deemed to be contractually extended in any fashion by virtue of the specific time limitations set forth in this section.
11.7 Indemnity Notice; Fault.
          Buyer and Seller each agree to give the other party prompt notice of any circumstance under which such other party would have a claim for indemnity pursuant to this Article 11.

          Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of any Losses arising under this Article 11 to the extent that such Losses are caused by (a) any misrepresentation or breach of warranty, covenant or agreement by the party seeking indemnification hereunder, or (b) the gross negligence or intentional misconduct of such party or any of its officers, directors, employees, agents or affiliates.
11.8 Exclusive Remedy.
          The indemnification provided to any person pursuant to this Article 11 shall be such Indemnified Party’s sole remedy for any claims arising hereunder, or otherwise in connection with or arising out of the transactions described herein, including without limitation any breach by any party hereto of any representation, warranty or covenant contained in this Agreement, or in any document, agreement, certificate or instrument required to be delivered in connection herewith.
12. GENERAL
12.1 Interpretation.
          In this Agreement, unless the context otherwise requires:
          12.1.1 references to this Agreement are references to this Agreement and to the Schedules and Exhibits hereto;
          12.1.2 references to Articles and Sections are references to articles and sections of this Agreement;
          12.1.3 references to any party to this Agreement shall include references to its respective successors and permitted assigns;
          12.1.4 references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;
          12.1.5 references to a “Person” shall mean any individual, company, body corporate or politic, association, partnership, limited liability company, firm, joint venture, trust and governmental agency or authority;
          12.1.6 the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words will refer to this entire Agreement;
          12.1.7 references to the “Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations thereunder and any future corresponding laws and regulations;

          12.1.8 references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
          12.1.9 references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;
          12.1.10 the word “including” shall mean including without limitation;
          12.1.11 references to the “ knowledge” of a party means the actual or constructive knowledge of any director, or officer, of such party after due inquiry;
          12.1.12 references to “reasonable best efforts” exclude the payment of monies to third parties who are not employees or agents of such party required to make reasonable best efforts, other than for incidental costs and expenses;
          12.1.13 references to time are references to Eastern Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein.
12.2 Schedules.
          The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein. Seller shall, at least ten (10) days prior to the Closing Date, supplement or amend the Schedules prepared pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct or complete (with respect to any Schedule that is incomplete as of the date of this Agreement) any information in the Schedules and deliver the same to Buyer. Notwithstanding the foregoing, Buyer’s obligations or liabilities shall not be increased by means of a Schedule or Exhibit revision or update.
12.3 Consented Assignment.
          Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, an attempted assignment would be ineffective or would materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights. Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

12.4 Consents, Approvals and Discretion.
          Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.
12.5 Expenses; Legal Fees and Costs.
          12.5.1 Seller’s legal, accounting and advisor fees shall be borne by Seller (collectively, the “Non-Reimbursable Selling Expenses”). Except for the Non-Reimbursable Selling Expenses, all costs and expenses of Seller and Buyer relating to the preparation of this Agreement and the consummation of the transactions set forth herein, including but not limited to, transfer taxes and sales taxes, recording costs, endorsements, title examinations, title insurance, closing agent fees, postage, fees related to wiring of the receipt of the Purchase Price, delivery charges, documentary stamps and disbursement fees shall be borne by the Buyer whether or not such transactions are consummated, and all such costs and expenses which are incurred by Seller and reimbursable to Seller by Buyer shall be collectively referred to as the “Reimbursable Selling Expenses.”
          12.5.2 In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial means, the prevailing party will be entitled to recover such legal expenses, including, attorney’s fees, costs and necessary disbursements, through appeal or in bankruptcy proceedings in addition to any other relief to which such party shall be entitled.
12.6 Choice of Law; Arbitration.
          12.6.1 The parties agree that this Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to such state’s conflicts of laws or choice of law rules.
          12.6.2 In the event that any dispute arises concerning this Agreement, the parties expressly agree to enter into binding arbitration. Any dispute, controversy or claim arising out of this letter shall be settled by arbitration in accordance with this section. Any arbitration under this section shall be conducted in accordance with the Rules for Non-Administered Arbitration of the CPR Institute for Dispute Resolution, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Columbus, Ohio. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the State of Ohio. The parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall not have the authority to award punitive damages, but shall have the authority to enter equitable relief. THE PARTIES UNDERSTAND THAT THEY ARE KNOWINGLY AND WILLINGLY EXPRESSLY WAIVING A RIGHT TO JURY TRIAL CONCERNING ANY MATTERS RELATING TO THIS AGREEMENT.

12.7 Benefit Assignment.
          Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party. No assignment shall relieve the assignor of its liabilities and obligations hereunder, and the assignor will remain jointly and severally liable with the assignee for all of its liabilities and obligations hereunder, except that Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to one or more entities which controls, is controlled by, or is under common control with Buyer, which shall have the effect of thereby releasing Buyer hereunder.
12.8 Accounting Date.
          The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (Eastern time) December 31, 2004, unless otherwise agreed in writing by Seller and Buyer.
12.9 No Third-Party Beneficiaries.
          The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
12.10 Waiver of Breach.
          The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.
12.11 Notices.
          Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, or when delivered by overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Buyer:	Tandem Health Care, Inc.
800 Concourse Parkway South, Suite 200
Maitland, Florida 32751
Attn: Chairman and CEO
Facsimile: (407) 571-0595

copy to:	Tandem Health Care, Inc.
One Oxford Centre, 20th Floor
301 Grant Street
Pittsburgh, PA 15219
Attn: General Counsel
Facsimile: (412) 281-4435

Seller:	Daniel D. McCuen
5761 Sunbury Road
Westerville, Ohio 43082

Copy to:	Laura Hauser, Esq.
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114-1291
or to such other address or number, and to the attention of such other person or officer, as any party may designate, at any time, in writing in conformity with these notice provisions.
12.12 Severability.
          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, a court of competent jurisdiction may reform such provision to make it lawful and in the spirit of the intent of the parties, as evidenced by this Agreement and as so reformed shall be a part of this Agreement.
12.13 Gender and Number.
          Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.
12.14 Divisions and Headings.
          The table of contents, the divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.15 Time of Essence.
          Time is of the essence in the performance of this Agreement.
12.16 Confidentiality.
          It is understood by the parties hereto that the information, documents and instruments delivered to Buyer by Seller or Seller’s agents and the information, documents and instruments delivered to Seller by Buyer or Buyer’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to Closing they will maintain the confidentiality of all such confidential information, documents or instruments delivered to them by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to their duly authorized officers, directors, representatives and agents. Upon the Closing, Buyer’s confidentiality covenants shall be terminated but Seller’s confidentiality covenants shall survive the Closing. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, they will return all such documents and instruments and all copies thereof in their possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other party to this Agreement and their affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section, however, shall prohibit the use or disclosure of such confidential information, documents or information as are required by law or governmental regulations or to defend itself in a legal proceeding.
12.17 Entire Agreement/Amendment.
          This Agreement (and its exhibits, schedules and all other documents referenced and incorporated herein) supersedes all previous contracts, and constitutes the entire agreement of every kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto shall be binding unless made in writing and signed by the party to be charged.
12.18 Drafting.
          No provision of this Agreement shall be interpreted for or against either party hereto on the basis that such party was the draftsman of such provision, each party having participated equally in the drafting and negotiating hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.19 Incorporated Reference.
          All exhibits and schedules referenced herein are hereby incorporated herein by reference.
[Signatures on following pages]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the date and year first above written. This Agreement may be executed and delivered in multiple counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same Agreement.

BUYER:	RE LUCASVILLE I, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

RE LUCASVILLE II, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

RE WELLSTON, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

RE WESTERVILLE, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

RE GREENFIELD, INC.

	By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO

SELLER:	EDGEWOOD MANOR OF LUCASVILLE, INC.

	By:	/s/ Daniel D. McCuen

Name: Daniel D. McCuen
Title: President

EDGEWOOD MANOR OF LUCASVILLE II, INC.

	By:	/s/ Daniel D. McCuen

Name: Daniel D. McCuen
Title: President

EDGEWOOD MANOR OF WELLSTON, INC.

	By:	/s/ Daniel D. McCuen

Name: Daniel D. McCuen
Title: President

EDGEWOOD MANOR OF WESTERVILLE, INC.

	By:	/s/ Daniel D. McCuen

Name: Daniel D. McCuen
Title: President

EDGEWOOD MANOR OF GREENEFIELD, INC.

	By:	/s/ Daniel D. McCuen

Name: Daniel D. McCuen
Title: President

JOINDER AND CONSENT
Tandem Health Care of Ohio, Inc. hereby agrees to be bound by the provisions of Section 5.5 to this Agreement and further agrees that the statements in Section 5.5 as it relates to Tandem Ohio are true and correct as of the date hereof, and will be true and correct on the Closing Date.

TANDEM HEALTH CARE OF OHIO, INC.

By:	/s/ Lawrence R. Deering

Name: Lawrence R. Deering
Title: Chairman and CEO